Exhibit 99.1

BioTelemetry, Inc. Reports Third Quarter 2018 Financial Results
Company’s Results Exceed Expectations
Company Raises Full-Year Guidance

Malvern, PA – October 30, 2018 – BioTelemetry, Inc. (NASDAQ:BEAT), the leading remote and wireless medical technology company focused on the delivery of health information to improve quality of life and reduce cost of care, today reported results for the third quarter ended September 30, 2018.
Quarter Highlights

✓	Recognized quarterly revenue of $100.0 million, exceeding expectations

✓	Exceeded 23% year over year revenue growth

✓	Achieved 25th consecutive quarter of year over year revenue growth

✓	Realized GAAP net income attributable to BioTelemetry, Inc. of $16.0 million, or 16.0% of revenue

✓	Realized record quarterly adjusted EBITDA of $30.1 million, or 30.1% of revenue

✓	Raising full-year revenue guidance to $397 to $400 million with an approximate 28% adjusted EBITDA margin
President and CEO Commentary
Joseph H. Capper, President and Chief Executive Officer of BioTelemetry, Inc., commented: “I am pleased to report that we had an exceptional third quarter with revenue and adjusted EBITDA exceeding expectations. Revenue grew 23% versus the prior year, driven by patient volume growth highlighted by double-digit MCT and triple-digit extended Holter growth. Our next generation MCT and extended Holter products in multiple form factors have been extremely well received in the market and are successfully broadening our existing customer relationships. In addition to the continued volume strength, a favorable payor and product mix also had a positive impact on our revenue in the quarter. Not to be outdone, our Research division delivered exceptional revenue growth of 45% over the prior year.
“In addition to our strong revenue growth, our adjusted EBITDA reached new highs in the third quarter, growing more than 70% year over year. The combination of the favorable payor and product mix and the benefit from the $30 million of annualized synergies resulting from the integration of LifeWatch helped to drive tremendous EBITDA margin expansion, with an over 800 basis point improvement versus the prior year.
“The Company has established a track record of consistently delivering excellent results, with the third quarter representing our 25th consecutive quarter of year over year revenue growth. Given our many competitive advantages, numerous opportunities for growth and strong financial position, we are extremely well-positioned for continued success. As a result, we are raising our full-year revenue outlook to $397 to $400 million with an adjusted EBITDA margin of approximately 28%.”

Third Quarter Financial Results
Revenue for the third quarter 2018 was $100.0 million compared to $81.0 million for the third quarter 2017, an increase of $19.0 million, or 23.4%.
Gross profit for the third quarter 2018 was $62.7 million, or 62.7% of revenue, compared to $49.1 million, or 60.6% of revenue, for the third quarter 2017.
On a GAAP basis, net income attributable to BioTelemetry, Inc. for the third quarter 2018 was $16.0 million, or $0.45 per diluted share, compared to a net loss of $2.3 million, or $(0.07) per diluted share, for the third quarter 2017.
On an adjusted basis1, net income attributable to BioTelemetry, Inc. for the third quarter 2018 was $19.2 million, or $0.53 per diluted share. This compares to adjusted net income of $8.5 million, or $0.24 per diluted share, for the third quarter 2017. This increase was attributable to the organic revenue growth, the full-quarter impact of the LifeWatch acquisition as well as synergies gained from the integration of LifeWatch. The details regarding adjusted net income are included in the reconciliation tables included in this release.
1 The Company believes that providing non-GAAP financial measures offers a meaningful representation of our performance, as we exclude expenses that are not necessary to support our ongoing business. We also make adjustments to facilitate year over year comparisons. Please refer to our “Reconciliation of GAAP to Non-GAAP Financial Measures” in this release for additional information.
Conference Call
BioTelemetry, Inc. will host an earnings conference call on Tuesday, October 30, 2018, at 5:00 PM Eastern Time. The call will be webcast on the investor information page of our website, www.gobio.com/investors/events. The call will be archived on our website for two weeks.
About BioTelemetry
BioTelemetry, Inc. is the leading remote and wireless medical technology company focused on delivery of health information to improve quality of life and reduce cost of care.  We provide cardiac monitoring, mobile blood glucose monitoring, centralized medical imaging, and original equipment manufacturing that serves both the Healthcare and Clinical Research industries.  More information can be found at  www.gobio.com.

Cautionary Statement Regarding Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 regarding, among other things, our growth prospects, the prospects for our products and our confidence in our future. These statements may be identified by words such as “expect,” “anticipate,” “estimate,” “intend,” “plan,” “believe,” “promises” and other words and terms of similar meaning. Examples of forward-looking statements include statements we make regarding our ability to increase demand for our products and services, to leverage our Mobile Cardiac Outpatient Telemetry platform to expand into new markets, to grow our market share, our expectations regarding revenue trends in our segments and the achievement of cost efficiencies through process improvements. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including important factors that could delay, divert or change any of these expectations, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things: our ability to identify acquisition candidates, acquire them on attractive terms and integrate their operations into our business; our ability to educate physicians and continue to obtain prescriptions for our products and services; changes to insurance coverage and reimbursement levels by Medicare and commercial payors for our products and services; our ability to attract and retain talented executive management and sales personnel; the commercialization of new competitive products; our ability to obtain and maintain required regulatory approvals for our products, services and manufacturing facilities; changes in governmental regulations and legislation; our ability to obtain and maintain adequate protection of our intellectual property; acceptance of our new products and services; adverse regulatory action; interruptions or delays in the telecommunications systems that we use; our ability to successfully resolve outstanding legal proceedings; and the other factors that are described in “Part I; Item 1A. Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2017.

We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise, except as may be required by law.

Contact:     BioTelemetry, Inc.
Heather C. Getz
Investor Relations
Executive Vice President, Chief Financial Officer
800-908-7103
investorrelations@biotelinc.com

BioTelemetry, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands, except per share data)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Revenues	$100,013	$81,023	$295,869	$195,033
Cost of revenues	37,276	31,954	109,329	77,088
Gross profit	62,737	49,069	186,540	117,945
Gross profit %	62.7%	60.6%	63.0%	60.5%

Operating expenses:
General and administrative	26,325	25,320	81,785	55,603
Sales and marketing	10,120	9,719	32,535	25,051
Bad debt expense	5,157	3,768	16,911	8,975
Research and development	2,429	3,277	8,451	8,225
Other charges	1,330	8,152	11,623	14,542
Total operating expenses	45,361	50,236	151,305	112,396

Income/(loss) from operations	17,376	(1,167)	35,235	5,549

Other expense:
Interest expense	(2,408)	(1,841)	(6,982)	(2,622)
Loss on extinguishment of debt	—	(543)	—	(543)
Loss on equity method investment	(54)	(106)	(238)	(302)
Other non-operating income/(expense), net	(194)	658	543	(2,755)
Total other expense:	(2,656)	(1,832)	(6,677)	(6,222)

Income/(loss) before income taxes	14,720	(2,999)	28,558	(673)
Benefit from income taxes	1,281	435	2,923	31
Net income/(loss)	16,001	(2,564)	31,481	(642)

Net loss attributable to noncontrolling interests	—	(279)	(946)	(279)

Net income/(loss) attributable to BioTelemetry, Inc.	$16,001	$(2,285)	$32,427	$(363)

Net income/(loss) per common share attributable to BioTelemetry, Inc.:
Basic	$0.48	$(0.07)	$1.00	$(0.01)
Diluted	$0.45	$(0.07)	$0.91	$(0.01)

Weighted average number of common shares outstanding:
Basic	33,003	31,897	32,488	29,682
Diluted	35,918	31,897	35,566	29,682

BioTelemetry, Inc.
Summary Financial Data
(Unaudited)

(in thousands)	September 30, 2018	December 31, 2017
Cash and cash equivalents	$63,118	$36,022
Healthcare accounts receivables, net	36,414	25,190
Other accounts receivables, net	14,609	13,296
Working capital	83,907	39,153
Total assets	574,206	524,562
Total indebtedness	201,255	204,865
Total equity	295,515	249,703

Summary Cash Flow Data
(Unaudited)

	Three Months Ended		Nine Months Ended
(in thousands)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Cash provided/(used) by operating activities	28,151	(72)	44,287	10,661
Capital expenditures	(7,561)	(5,743)	(17,498)	(11,940)

Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended
(Unaudited)	September 30, 2018
(in thousands, except per share data)	Income from operations	Income before income taxes	Net income attributable to BioTelemetry, Inc.	Net income per diluted share attributable to BioTelemetry, Inc.*
GAAP	$17,376	$14,720	$16,001	$0.45
Non-GAAP adjustments:
Other charges (a)	1,330	1,330	1,330	0.04
LifeWatch amortization (b)	3,267	3,267	3,267	0.09
Income tax effect of adjustments (c)	—	—	(103)	—
Benefit of discrete items/NOL utilization (d)	—	—	(1,338)	(0.04)
Non-GAAP Adjusted	$21,973	$19,317	$19,157	$0.53
Weighted average number of common shares outstanding - diluted				35,918
* total does not add due to rounding

	Three Months Ended
(Unaudited)	September 30, 2017
(in thousands, except per share data)	Income/(loss) from operations	Income/(loss) before income taxes	Net income/(loss) attributable to BioTelemetry, Inc.	Net income/(loss) per diluted share attributable to BioTelemetry, Inc.
GAAP	$(1,167)	$(2,999)	$(2,285)	$(0.07)
Non-GAAP adjustments:
Other charges (a)	8,152	8,152	8,152	0.23
LifeWatch amortization (b)	2,719	2,719	2,719	0.08
Foreign currency option related to LifeWatch acquisition (e)	—	424	424	0.01
Loss on extinguishment of debt (f)	—	543	543	0.02
Gain on legal settlement (g)	—	(1,333)	(1,333)	(0.04)
Income tax effect of adjustments (c)	—	—	(2,725)	(0.08)
NOL utilization (d)	—	—	2,978	0.09
Non-GAAP Adjusted	$9,704	$7,506	$8,473	$0.24
Weighted average number of common shares outstanding - diluted				34,982

a)
In the third quarter 2018, other charges of $1.3 million were due primarily to $0.7 million for the continued integration and restructuring activities related to the LifeWatch acquisition and $0.3 million for patent litigation. In the third quarter 2017, other charges of $8.2 million were due to $7.6 million of professional and legal fees, as well as severance, related to the acquisition and integration of LifeWatch, $1.0 million of other legal and professional fees, $0.6 million for ongoing patent litigation partially offset by a $1.4 million reduction in contingent consideration related to our 2016 acquisitions.

b)
In the third quarter 2018, we recognized $3.3 million of expense related to the amortization of intangibles as a result of the LifeWatch acquisition. In the third quarter 2017, we recognized $2.7 million of LifeWatch amortization of intangibles. The presentation of the 2017 LifeWatch amortization of intangibles has been conformed to the 2018 presentation. We have excluded the LifeWatch amortization of intangibles from adjusted net income for year over year comparative purposes. This amortization was recorded as a component of general and administrative expense.

c)	Represents the tax effect on the non-GAAP adjustments at the Company’s estimated annual effective tax rate.

d)
During the fourth quarter 2016, the Company released the tax valuation allowance on its net deferred tax assets. The benefit from this release was excluded from the Company’s 2016 adjusted results. Without a valuation allowance in place and due to the timing of discrete items, for

GAAP financial reporting purposes the Company is reporting a tax benefit of 8.7% for the third quarter 2018 and 14.5% for the third quarter 2017. After giving effect to taxes at the estimated annual effective tax rate on the adjustments, the Company is excluding a $1.3 million benefit from discrete items in the third quarter 2018. For the third quarter 2017, the utilization of net operating loss carryforwards had a $3.0 million positive impact

e)
In the third quarter 2017, the Company incurred $0.4 million of expense for a foreign currency option related to the acquisition of LifeWatch which is included in Other non-operating income/(expense), net.

f)
In the third quarter 2017, in connection with the acquisition of LifeWatch, the Company entered into a credit agreement with SunTrust Bank, as a lender and an agent for the lenders. This credit agreement provided the Company a term loan for $205.0 million and a $50.0 million revolving credit facility which remains undrawn. A portion of the proceeds from the term loan were used to pay off the Company’s previous credit agreement. As a result, the Company had a loss of $0.5 million on the extinguishment of the debt.

g)
In the third quarter 2017, the Company reached a settlement with the seller of Mednet Healthcare Technologies, Inc. and related companies, which the Company acquired in early 2014. The Company sought indemnification for alleged breaches of certain representations and warranties. As part of the settlement, common stock with a fair value of $2.7 million was returned to the Company. The value of the stock exceeded the indemnification asset of $1.4 million previously recorded by the Company, resulting in a gain of $1.3 million which is included in Other non-operating income/(expense), net.

	Nine Months Ended
(Unaudited)	September 30, 2018
(in thousands, except per share data)	Income from operations	Income before income taxes	Net income attributable to BioTelemetry, Inc.	Net income per diluted share attributable to BioTelemetry, Inc.*
GAAP	$35,235	$28,558	$32,427	$0.91
Non-GAAP adjustments:
Other charges (h)	11,623	11,623	11,623	0.33
LifeWatch amortization (i)	9,852	9,852	9,852	0.28
Other expense adjustment (j)	—	(748)	(748)	(0.02)
Income tax effect of adjustments (k)	—	—	(464)	(0.01)
Benefit of discrete items/NOL utilization (l)	—	—	(3,341)	(0.09)
Non-GAAP Adjusted	$56,710	$49,285	$52,690	$1.39
Weighted average number of common shares outstanding - diluted				35,566
* total does not add due to rounding

	Nine Months Ended
(Unaudited)	September 30, 2017
(in thousands, except per share data)	Income from operations	Income/(loss) before income taxes	Net income/(loss) attributable to BioTelemetry, Inc.	Net income/(loss) per diluted share attributable to BioTelemetry, Inc.*
GAAP	$5,549	$(673)	$(363)	$(0.01)
Non-GAAP adjustments:
Other charges (h)	14,542	14,542	14,542	0.45
LifeWatch amortization (i)	2,719	2,719	2,719	0.08
Performance bonus (stock-based comp) (m)	1,533	1,533	1,533	0.05
Dept. of Health and Human Services settlement (n)	—	2,500	2,500	0.08
Foreign currency option related to LifeWatch acquisition (o)	—	1,322	1,322	0.04
Loss on extinguishment of debt (p)	—	543	543	0.02
Gain on legal settlement (q)	—	(1,333)	(1,333)	(0.04)
Income tax effect of adjustments (k)	—	—	(6,687)	(0.20)
NOL utilization (l)	—	—	6,047	0.19
Non-GAAP Adjusted	$24,343	$21,153	$20,823	$0.64
Weighted average number of common shares outstanding - diluted				32,667
* total does not add due to rounding

h)
For the nine months ended September 30, 2018, other charges of $11.6 million consisted of $7.9 million for the continued integration and restructuring activities related to the LifeWatch acquisition, a $1.8 million reserve for a note receivable with a bankrupt customer, $1.5 million for patent litigation, $0.8 million of other expense including legal, professional fees and depreciation, partially offset by a $0.7 million reduction in contingent consideration related to a 2016 acquisition. In the nine months ended September 30, 2017, other charges of $14.5 million were due to $12.7 million of legal and professional fees, as well as severance, related to the acquisition and integration of LifeWatch, $2.4 million related to other restructuring activities, $1.0 million for patent litigation and $0.4 million for other expenses, partially offset by a $2.0 million reduction in contingent consideration related to our 2016 acquisitions.

i)
For the nine months ended September 30, 2018, we recognized $9.9 million of expense related to the amortization of intangibles as a result of the LifeWatch acquisition. In the nine months ended September 30, 2017, we recognized $2.7 million of LifeWatch amortization of intangibles. The presentation of the 2017 LifeWatch amortization of intangibles has been conformed to the 2018 presentation. We have excluded the LifeWatch amortization of intangibles from adjusted net income for year over year comparative purposes. This amortization was recorded as a component of general and administrative expense.

j)
As part of Other expense, for the nine months ended September 30, 2018, we incurred $0.3 million of interest related to a ruling on an arbitration demand filed against LifeWatch prior to the acquisition. This was offset by an unrealized foreign exchange gain of $1.0 million associated with our uncertain tax positions.

k)	Represents the tax effect on the non-GAAP adjustments at the Company’s estimated annual effective tax rate.

l)
During the fourth quarter 2016, the Company released the tax valuation allowance on its net deferred tax assets. The benefit from this release was excluded from the Company’s 2016 adjusted results. Without a valuation allowance in place and due to the timing of discrete items, for GAAP financial reporting purposes the Company is reporting a tax benefit of 10.2% for the nine months ended September 30, 2018 and a nominal benefit for the nine months ended September 30, 2017. After giving effect to taxes at the estimated annual effective tax rate on the adjustments, the Company is excluding a $3.3 million benefit from discrete items for the nine months ended September 30, 2018. For the nine months ended September 30, 2017, the utilization of net operating loss carryforwards had a $6.0 million positive impact.

m)
During the nine months ended September 30, 2017, the Company incurred $1.5 million for the second half of a one-time performance bonus paid to a third party in the form of stock-based compensation. The first of two performance measures was achieved in the fourth quarter 2016, resulting in $1.3 million of expense at that time. The second performance measure was achieved in the first quarter 2017, resulting in $1.5 million of expense. This is a nonrecurring expense for the Company and is the only time in the Company’s history when such a bonus was awarded. There are no additional agreements outstanding of this nature. This was recorded in General & Administrative expense.

n)
During the nine months ended September 30, 2017, the Company reached a $2.5 million settlement with the United States Department of Health and Human Services. This was related to the conclusion of an investigation into the theft of two unencrypted laptop computers that occurred in 2011. This was recorded in Other non-operating income/(expense), net.

o)
During the nine months ended September 30, 2017, the Company incurred $1.3 million of expense for a foreign currency option related to the acquisition of LifeWatch which is included in Other non-operating income/(expense), net.

p)
In the third quarter 2017, in connection with the acquisition of LifeWatch, the Company entered into a credit agreement with SunTrust Bank, as a lender and an agent for the lenders. This credit agreement provided the Company a term loan for $205.0 million and a $50.0 million revolving credit facility which remains undrawn. A portion of the proceeds from the term loan were used to pay off the Company’s previous credit agreement. As a result, the Company had a loss of $0.5 million on the extinguishment of the debt.

q)
In the third quarter 2017, the Company reached a settlement with the seller of Mednet Healthcare Technologies, Inc. and related companies, which the Company acquired in early 2014. The Company sought indemnification for alleged breaches of certain representations and warranties. As part of the settlement, common stock with a fair value of $2.7 million was returned to the Company. The value of the stock exceeded the indemnification asset of $1.4 million previously recorded by the Company, resulting in a gain of $1.3 million which is included in Other non-operating income/(expense), net.

(Unaudited)	Three Months Ended		Nine Months Ended
(in thousands)	September 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Net income/(loss) attributable to BioTelemetry, Inc. - GAAP	$16,001	$(2,285)	$32,427	$(363)
Net loss attributable to noncontrolling interest	—	(279)	(946)	(279)
Benefit from income taxes	(1,281)	(435)	(2,923)	(31)
Total other expense	2,656	1,832	6,677	6,222
Other charges	1,330	8,152	11,623	14,542
Depreciation and amortization (r)	10,063	9,019	29,757	16,559
Stock compensation expense	1,355	1,485	6,278	5,685
Non-GAAP Adjusted EBITDA	$30,124	$17,489	$82,893	$42,335

r)
For the nine months ended September 30, 2018, depreciation and amortization expense excludes $0.5 million of expense related to the write-off of foreign assets as a result of the dissolution of entities acquired as part of the LifeWatch acquisition. This expense is included in Other charges.

Use of Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States, (“GAAP”), this press release also includes certain financial measures which have been adjusted and are not in accordance with generally accepted accounting principles (“Non-GAAP financial measures”). These Non-GAAP financial measures include adjusted income from operations, adjusted net income attributable to BioTelemetry, Inc., adjusted net income per diluted share attributable to BioTelemetry, Inc. and adjusted EBITDA. In accordance with Regulation G of the Securities and Exchange Commission, we have provided a reconciliation of these Non-GAAP financial measures with the most directly comparable financial measure calculated in accordance with GAAP.
These Non-GAAP financial measures are not intended to replace GAAP financial measures. They are presented as supplemental measures of our performance in an effort to provide our stakeholders better visibility into our ongoing operating results and to allow for comparability to prior periods as well as to other companies’ results. Management uses these Non-GAAP financial measures to assess the financial health of our ongoing operating performance. Management encourages our stakeholders to consider all of our financial measures and to not rely on any single financial measure to evaluate our performance.
Adjusted net income attributable to BioTelemetry, Inc. for the third quarter 2018 excludes other charges of $1.3 million, $3.3 million of amortization expense related to LifeWatch intangibles, and the tax effect of all of the adjustments. By excluding expenses that are considered unnecessary to support the ongoing business, are nonrecurring in nature or which limit year over year comparability, we believe these Non-GAAP financial measures offer a meaningful representation of our ongoing operating performance. Included in these excluded items are transaction related expenses, primarily severance, legal and professional fees, legal fees related to patent litigation, costs related to restructuring programs aimed at streamlining operations and reducing future expense as well as other one-time items. These excluded charges are not part of the ongoing operations, and therefore, not reflective of our core operations. We view patent litigation as an extreme measure not typically required in our industry to protect a company’s intellectual property and which has not been common practice for us. We commenced patent litigation proceedings after we uncovered specific evidence of four distinct cases of misappropriation and infringement. We can choose to resolve the outstanding matters and terminate the expense at any time. We also included the income tax effect of these adjustments.
Adjusted net income attributable to BioTelemetry, Inc. for the third quarter 2017 excludes $8.2 million of other charges primarily resulting from the LifeWatch acquisition, $2.7 million of amortization expense related to LifeWatch intangibles, a $0.4 million expense for a foreign currency option related to the acquisition of LifeWatch, a $0.5 million loss on the extinguishment of debt, a $1.3 million gain on legal settlement, the tax effect of all of the adjustments, as well as the impact from the utilization of our net operating loss carryforwards.
In addition to adjusted income from operations, adjusted net income attributable to BioTelemetry, Inc. and adjusted net income per diluted share attributable to BioTelemetry, Inc., we also present adjusted EBITDA. This Non-GAAP financial measure excludes income taxes, interest, noncontrolling interest, other charges, other excluded items included in other income, depreciation and amortization and stock compensation expense. EBITDA is a widely accepted financial measure which we believe our stakeholders use to compare our ongoing financial performance to that of other companies. Adjusting our EBITDA for other charges and other one-time items is a meaningful financial measure as we believe it is an indication of our ongoing operations. In addition, we also add back stock-based compensation expense because it is non-cash in nature. Other companies in our industry may calculate adjusted EBITDA in a different manner.